Free Writing Prospectus
                                                     Filed Pursuant to Rule 433
                                       Registration Statement No. 333-132809-18









----------------------------------------------
From:   [Personal Information Redacted]
Sent:   Tuesday, July 18, 2006 4:39 PM
To:     [Unknown Recipients]
Cc:     [Unknown Recipients]
Subject:        GSAA 06-12 Loan Tape (EXTERNAL)

<<GSAA06-12-investor-cw.xls>>
IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES
The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS

ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.
This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

Deal Name:  GSAA 2006-12                                       ALT-A
------------------------------------------------------------------------------------------------
We would like to see the following data on the aggregate collateral and on all of the groups in the deal.
------------------------------------------------------------------------------------------------
                                                 aggregate pool  group: ____1__ group: ______2
------------------------------------------------------------------------------------------------
                 gross WAC (%)                             6.824
-------------------------------------------------
                  wtd avg FICO                           709.905
                  ------------
-------------------------------------------------
                 FICO < 500 (%)                                0
                 --------------
-------------------------------------------------
                 FICO < 550 (%)                                0
                 --------------
-------------------------------------------------
                 FICO < 600 (%)                            0.014
                 --------------
-------------------------------------------------
                FICO 600-650 (%)                          10.551
                ----------------
-------------------------------------------------
Calculations inlcuding 1st liens only:            ---------------------
-------------------------------------------------
           % Uninsured w/ LTV > 80%                        0.003
           -------------------------
-------------------------------------------------
                  LTV = 80 (%)                            58.472
                  ------------
-------------------------------------------------
Calculations excluding silent/simultaneous 2nds (without silent simultaneous 2nds
-----------------------------------------------
-------------------------------------------------
                wtd avg CLTV (%)                           77.34                        }   if first lien and no second lien in
                ----------------                                                        |   the deal, then provide LTV
-------------------------------------------------                                       }
                 CLTV > 80 (%)                              7.17                        }   if first lien and second lien in the
                 -------------                                                          }   deal, then provide CLTV
-------------------------------------------------                                       |
                CLTV 95 -100 (%)                           1.716                        }   if second lien, then provide CLTV
                ----------------
-------------------------------------------------
                                                 ----------------------
-------------------------------------------------
       silent/simultaneous 2nd liens (%)                  56.084
       ---------------------------------
-------------------------------------------------
                                                 ----------------------
-------------------------------------------------
Calculations including silent/simultaneous 2nds (with silent simultaneous 2nds
-----------------------------------------------
-------------------------------------------------
                  wtd Avg CLTV                            87.095                        }
                  ------------                                                          }
-------------------------------------------------                                       }
                CLTV 90 - 95 (%)                          61.643                        }   Provide CLTV on first, second and
                ----------------                                                        }   silent/simultaneous seconds
-------------------------------------------------                                       }
               CLTV 95 - 100 (%)                          41.174
               -----------------
-------------------------------------------------
                                                 ----------------------
-------------------------------------------------
                  Full Doc (%)                            41.967
                  ------------
-------------------------------------------------
                 Stated Doc (%)                           52.055
                 --------------
-------------------------------------------------
          No Doc /No Ratio / NINA (%)                      5.979
          ---------------------------
-------------------------------------------------
                   purch (%)                              68.929
                   ---------
-------------------------------------------------
                  CO refi (%)                             22.709
                  -----------
-------------------------------------------------
                  Own Occ (%)                             82.411
                  -----------
-------------------------------------------------
                  Investor (%)                            12.628
                  ------------
-------------------------------------------------
               Prepay Penalty (%)                         24.988
               ------------------
-------------------------------------------------
                wtd avg DTI (%)                           37.539
                ---------------
-------------------------------------------------
                   DTI < 40%                              66.137
                   ---------
-------------------------------------------------
                  DTI 40 - 45%                            23.224
                  ------------
-------------------------------------------------
                  DTI 45 - 50%                             7.549
                  ------------
-------------------------------------------------
                  DTI 50 - 55%                             2.957
                  ------------
-------------------------------------------------
                   DTI > 55%                               0.133
                   ---------
-------------------------------------------------
               ARM ? (% of total)                            100
               ------------------
-------------------------------------------------
               2/28 (% of total)                           3.576
               -----------------
-------------------------------------------------
               3/27 (% of total)                          19.889
               -----------------
-------------------------------------------------
               5/25 (% of total)                          69.958
               -----------------
-------------------------------------------------
            1st Lien (% by $ amount)                         100
            ------------------------
-------------------------------------------------
           1st Lien (% by # of loans)                        100
           --------------------------
-------------------------------------------------
                Avg Loan Balance                      303,587.04
                ----------------
-------------------------------------------------
                   # of Loans                               3465
                   ----------
-------------------------------------------------
              Loan Bal < $100k (%)                         1.325
              --------------------
-------------------------------------------------
              Mtg Rates > 12% (%)                              0
              -------------------
-------------------------------------------------
               Manuf Housing (%)                               0
               -----------------
-------------------------------------------------
            largest state (% & name)             CA(45%)
            ------------------------
-------------------------------------------------
                  IO loans (%)                            90.105
                  ------------
-------------------------------------------------
     % IO loans w/ stated maturity > 30yrs
-------------------------------------------------
                  10yr IO (%)                             41.898
                  -----------
-------------------------------------------------
                   5yr IO (%)                             42.054
                   ----------
-------------------------------------------------
                  2 yr IO (%)                                  0
                  -----------
-------------------------------------------------
                    IO: FICO                             710.795
                    --------
-------------------------------------------------
                   IO LTV (%)                             77.302
                   ----------
-------------------------------------------------
                   IO DTI (%)                             37.583
                   ----------
-------------------------------------------------
                IO full doc (%)                           39.104
                ---------------
-------------------------------------------------
                 IO: purch (%)                            63.131
                 -------------
-------------------------------------------------
loans w/ maturity and/or amortization > 30yrs (%)          0.28% all 30/40 balloons
-------------------------------------------------
-------------------------------------------------
                 >30yr FICO (%)                          717.819
                 --------------
-------------------------------------------------
                 >30yr LTV (%)                            79.518
                 -------------
-------------------------------------------------
                 >30yr DTI (%)                            37.106
                 -------------
-------------------------------------------------
               >30yr full doc (%)                           5.03
               ------------------
-------------------------------------------------
                >30yr purch (%)                            51.34
                ---------------
-------------------------------------------------
           Moody's Expected Loss (%)
-------------------------------------------------
             S&P Expected Loss (%)
-------------------------------------------------
            Fitch Expected Loss (%)              NA
            -----------------------
-------------------------------------------------
             DBRS Expected Loss (%)              NA
             ----------------------
-------------------------------------------------
               Full Appraisal (%)                           97.8
               ------------------
-------------------------------------------------
                    AVM (%)                                    0
                    -------
-------------------------------------------------
                   Other (%)                                 2.2 Drive By
                   ---------
-------------------------------------------------

------------------------------------------------------------------------------------------
Loan Type                                    Teaser           IO Term        Loan Term  Avg. Balance   Initial Rate       % of pool
---------                                    ------           -------        ---------  ------------   ------------       ---------
                                             Period (mths)    (mths)                    ($)            (Annual %)
                                             -------------    ------                    ---            ----------
-----------------------------------------------------------------------------------------------------------------------------------
                   2 YEAR ARM                      24                   0        360    178,006.06     8.1260                 2.132
------------------------------------------------------------------------------------------------------------------------------------
                 2 YEAR ARM IO                     24               94.62        360    345,266.61     7.6810                 1.444
------------------------------------------------------------------------------------------------------------------------------------
                   3 YEAR ARM                      36                   0        360    209,631.19     7.4810                 2.172
------------------------------------------------------------------------------------------------------------------------------------
            3 YEAR ARM BALLOON 40/30               36                   0        360    271,117.06     7.1000                 0.232
------------------------------------------------------------------------------------------------------------------------------------
                 3 YEAR ARM IO                     36               97.86        360    335,626.07     6.9080                17.484
------------------------------------------------------------------------------------------------------------------------------------
                   5 YEAR ARM                      60                   0        360    267,259.69     6.8640                 4.726
------------------------------------------------------------------------------------------------------------------------------------
                 5 YEAR ARM IO                     60                  60        240    162,489.05     6.3170                 0.031
                                                             -----------------------------------------------------------------------
                                                                    82.66        360    304,292.96     6.7180                65.202
------------------------------------------------------------------------------------------------------------------------------------
                   7 YEAR ARM                      84                   0        360    294,685.41     6.7220                 0.364
------------------------------------------------------------------------------------------------------------------------------------
            7 YEAR ARM BALLOON 40/30               84                   0        360    455,457.14     6.8750                 0.043
------------------------------------------------------------------------------------------------------------------------------------
                 7 YEAR ARM IO                     84               93.95        360    345,910.06     6.7630                  2.96
------------------------------------------------------------------------------------------------------------------------------------
                  10 YEAR ARM                      120                  0        360    395,066.17     7.2580                 0.225
------------------------------------------------------------------------------------------------------------------------------------
                 10 YEAR ARM IO                    120                120        360    407,732.23     6.7770                 2.985
------------------------------------------------------------------------------------------------------------------------------------
FIXED                                                      0            0          0          0.00          0                     0
------------------------------------------------------------------------------------------------------------------------------------
FIXED BALLOON 30/15                                        0            0          0          0.00          0                     0
------------------------------------------------------------------------------------------------------------------------------------
FIXED BALLOON 40/30                                        0            0          0          0.00          0                     0
------------------------------------------------------------------------------------------------------------------------------------
FIXED IO                                                   0            0          0          0.00          0                     0
------------------------------------------------------------------------------------------------------------------------------------

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.